Exhibit 99

Date:	April 12, 2004

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Entergy Releases First Quarter Earnings Guidance

New Orleans, La. - In accordance with Regulation FD, Entergy Corporation (NYSE: ETR) today indicated that it expects to record as-reported and operational earnings of at least $0.85 per share for first quarter 2004. As-reported and operational earnings will include the impact of weather, which was milder than normal across most of Entergy's service territory.

First quarter 2004 operational earnings are expected to be lower compared to first quarter 2003 primarily due to a lower earnings contribution from the Entergy-Koch, LP joint venture. Factors affecting Entergy-Koch include: 1) the loss of disproportionate income sharing which allocated substantially all of the partnership's profit to Entergy in 2003; 2) a decrease in trading results, compared to the exceptionally strong first quarter 2003 earnings, driven by reduced market volatility and lower point of view trading profits; and 3) higher expenses at Gulf South Pipeline associated with an operational incident that occurred in late 2003 at the Magnolia storage facility. The company believes the costs associated with this incident will be largely offset by recoveries provided pursuant to existing insurance policies in future quarters.

Results at Utility, Parent and Other are also expected to be slightly lower due to the impact of milder weather. Entergy Nuclear is expected to report a quarter-on-quarter improvement in earnings due primarily to increased revenues resulting from higher generation levels due to fewer unplanned outages and power uprates completed in 2003.

Entergy affirmed previously issued as-reported and operational earnings guidance for full year 2004 at $4.10 to $4.30 per share. In addition, Entergy noted that previously disclosed 2005 earnings drivers as well as the company's near-term 8-10 percent and long-term 5-6 percent average annual earnings growth aspirations remain unchanged.

In conjunction with Entergy's first quarter earnings announcement, Aa teleconference will be held on April 26, 2004 at 10:00 a.m. CST, and may be accessed by calling Premiere Conferencing at (913) 981-5532 no more than 15 minutes prior to the start of the call. The confirmation number is 250802. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

FORWARD-LOOKING INFORMATION

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, including various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's System Agreement and utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factors at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to extend or replace the existing purchased power agreements for those facilities, including the Non-Utility Nuclear plants, and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading physical and financial natural gas and power, as well as other energy and weather-related contracts, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in ownership of joint ventures, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization that includes Entergy's utility service territory, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, resolution of pending or future applications for license extensions of nuclear generating facilities, changes in law resulting from proposed energy legislation, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce current tax payments, the effects of litigation, changes in accounting standards, corporate governance, and securities law requirements, and Entergy's ability to attract and retain talented management and directors.